ICOx Innovations, Inc.

4101 Redwood Avenue

Building F

Los Angeles, Ca 90066

May 17, 2018

James Carter

12532 23rd Avenue

Surrey, BC V4A 2C4

Re: Board of Directors Offer Letter

Dear James,

I am very pleased to welcome you as a Member of the Board of Directors of ICOx Innovations, Inc. We are excited about your contributions to what we believe is one of the most differentiated companies with some of the highest potential in the Cryptocurrency Industry.

Please find below the terms relating to your service as a member of the Board.

Term. You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Compensation. As a member of the Board you will receive $50,000 in annual cash compensation and 100,000 stock options.

Expenses. The Company agrees to reimburse all travel and other reasonable documented expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Taxes. All payments under this Agreement shall be in US dollars and subject to withholding of such amounts, if any, relating to tax or other deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation. The Director shall be responsible to pay for all federal, state, provincial and local taxes assessed on any income received from the Company under this Agreement, which are over and above the amounts that may be deducted and remitted on the Director’s behalf by the Corporation.

D&O Insurance. During your term as a member of the Board, the Company shall include you as an insured under the Company’s directors and officer’s insurance policy.

Confidentiality. You agree to retain all non-public information obtained from ICOx as confidential and agree not to release or discuss any of such information unless you have obtained the prior consent of ICOx or are otherwise forced, compelled, or required to disclose this information by operation of law or applicable government authority.

Any business opportunities related to the business of the Corporation which become known to the Director will be fully disclosed and made available and no action to divert from the Corporation any opportunity which is within the scope of its business will be made.

The Director shall not disparage the Corporation or any of its affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation.

Indemnification. You will receive indemnification as a Director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s Certificate of Incorporation and bylaws. The Corporation agrees that, if the Director is made a party, or is threatened to be made a party, to any action, suit or proceeding, by reason of the fact that he is or was serving at the request of the Corporation as a Director, the Director shall be defended, indemnified and held harmless by the Corporation to the fullest extent legally permitted.

Assignment. This agreement may not be assigned.

Severability. If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

Binding Effect. This agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, heirs, executors, administrators, successors and assigns. Upon the termination of this agreement, the Director’s respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intended preservation of such rights and obligations.

Governing Law. This agreement shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Entire Agreement; Amendment; Waiver, Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party or any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Agreement sets forth the complete terms of your service on the Board. If the foregoing terms are agreeable, please indicate your acceptance by signing in the space provided below and returning this Agreement to the Company.

Sincerely,

Signature:	/s/ Michael Blum
Name:	Michael Blum
Title:	Chief Financial Officer, Secretary, Treasurer and Director
Date:

Accepted and Agreed:

Signature:	/s/James Carter
Name:	James Carter
Date:	May 26, 2018